Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of this 25th day of November, 2013 (“Effective Date”) by and between PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware limited liability company, having a mailing address of 5 Carlisle Road, Westford, MA 01886 (the “Seller”) and NETWORK DRIVE OWNER LLC, a Delaware limited liability company, having an address at c/o Nordblom Company, Inc., 15 Third Avenue, Burlington, Massachusetts 01803 (the “Buyer”).

R E C I T A L S:

Seller is the owner of that certain property with an address at 15 Network Drive, Burlington, Massachusetts. Seller desires to sell and Buyer desires to purchase such real property on the terms and conditions set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. Purchase and Sale of Property.

1.1 Agreement to Buy and Sell. Seller shall sell, and Buyer shall purchase the following property (which shall collectively be referred to as the “Property”) upon the terms, conditions, stipulations and agreements hereinafter set forth:

(a) Real Property. That certain parcel of land containing approximately 8.45 acres of land, together with the building, and all other structures and improvements, fixtures and systems situated thereon and with an address at 15 Network Drive, Burlington, MA and more particularly described in Exhibit A attached hereto, together with any and all rights, easements, licenses and privileges presently thereon or appertaining to said land, structures and improvements, fixtures or systems (collectively, the “Real Property”).

(b) Permits and Governmental Approvals. To the extent they are assignable without the consent of any third party, all of Seller’s right, title and interest in and to all permits, certificates, variances, consents, approvals and other rights pertaining to the Real Property, if any (collectively, the “Permits”).

(c) Personal Property. Other than the furniture, appliances, and equipment described on Exhibit E attached hereto and made a part hereof, the ownership of which shall be retained by the Seller (the “Seller’s Retained Personal Property”), all furniture, furnishings, appliances, equipment, tools and other tangible property owned by Seller or otherwise attached or appurtenant to the Real Property (collectively, the “Personal Property”).

(d) Contracts. The service and maintenance contracts for the Property set forth in Schedule 1.1(c) (collectively, the “Service Contracts”).

(e) Intangible Property. All intangible property, if any, pertaining to the Real Property or the Personal Property or the use thereof, including without limitation, all guaranties and warranties benefiting the Property, transferable utility contracts, termite bonds, plans and specifications, floor plans and any landscape plans, to the extent in the actual possession or under the control of Seller (collectively, the “Intangible Property”).

1.2 Seller’s Occupancy. Seller will continue to occupy the Property following the Closing in accordance with the terms of the lease agreement attached hereto as Exhibit D (the “Lease”), which Lease shall be executed by Buyer and Seller at the Closing. Seller shall, upon its vacating of the Property in accordance with the terms of the Lease, be entitled to remove the Seller’s Retained Personal Property.

2. Purchase Price.

2.1 Purchase Price. The purchase price for the Property shall be Twenty-Five Million Seven Hundred Fifty Thousand Dollars ($25,750,000.00) (the “Purchase Price”) payable by Buyer at the Closing, in the manner described in Section 2.3 below.

2.2 Intentionally Omitted.

2.3 Payments. At the Closing, Buyer shall pay the Purchase Price subject to the adjustments and prorations described in this Agreement, in immediately available U.S. funds by wire transfer or transfers of funds as shall be directed by Seller.

3. Closing Date. The closing of the purchase and sale of the Property (sometimes referred to herein as the “Closing”) shall occur on the date hereof. The Closing shall be conducted in escrow using Fidelity National Title Insurance, as escrow agent (the “Escrow Agent”) as the closing escrow agent in accordance with closing escrow instructions acceptable to Seller and Buyer each in its reasonable discretion. Time is of the essence with respect to the parties’ respective obligations hereunder.

4. Intentionally Omitted.

5. Condition of Title and Real Property.

5.1 Title. The Seller shall convey good and clear record and marketable fee simple title, free and clear of all liens, encroachments, betterments, assessments, restrictions and easements, except the following, which shall collectively be referred to as the “Permitted Encumbrances”:

(a) Such real estate taxes for the current year as are not due and payable at the time of Closing.

(b) Applicable laws and regulations of any governmental authority in effect at the time of Closing.

(c) Any liens for municipal betterments assessed after the date of this Agreement.

(d) all title exceptions set forth on Exhibit F attached hereto.

5.2 Title. Seller shall, at Closing, remove any mortgages, voluntary monetary liens or past due real estate taxes encumbering the Property (collectively, “Non-Permitted Encumbrances”). At the Closing, Fidelity National Title (the “Title Company”) shall issue to Buyer an ALTA Owner’s Policy of Title Insurance insuring Buyer’s title to the Real Property in the amount of the Purchase Price insuring Buyer’s title to the Property subject only to the Permitted Exceptions.

5.3 Intentionally Omitted.

5.4 Purchase Proceeds. Seller may, at Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances, provided that all instruments releasing such encumbrances are recorded simultaneously with the Closing or arrangements are made for the recording of such releasing instruments within a reasonable period of time following the Closing in accordance with standard conveyancing practice, provided such arrangements are acceptable to the Title Company and the Title Policy does not reflect the existence of any such encumbrances.

5.5 Conveyancing Standards. Any title matter which is the subject of a title, conveyancing or practice standard of the Real Estate Bar Association of Massachusetts shall be governed by such standard to the extent applicable.

5.6 Intentionally Omitted.

5.7 Condition of Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE LEASE), IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR THE INTERESTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE LEASE). BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE INTERESTS OR THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY

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OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS HAD THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMED NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE LEASE). EXCEPT WITH RESPECT TO ANY CLAIMS ARISING OUT OF OR RELATED TO THE BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE LEASE), UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS.

EXCEPT WITH RESPECT TO ANY CLAIMS ARISING OUT OF OR RELATED TO THE BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING (INCLUDING, WITHOUT LIMITATION, THE LEASE), BUYER HEREBY RELEASES SELLER, ITS MEMBERS, EMPLOYEES, AFFILIATED MANAGERS AND AFFILIATED REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF ANY KIND OR CHARACTER THAT BUYER MAY HAVE RELATING TO OR ARISING OUT OF (I) THE CONDITION OF THE PROPERTY, OR (II) ANY OTHER MATTER PERTAINING TO THE PROPERTY AS OF THE CLOSING HEREUNDER. WITHOUT LIMITING THE FOREGOING, BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING, SELLER SHALL HAVE NO OBLIGATION TO BUYER OR ANYONE CLAIMING UNDER BUYER, AND BUYER HEREBY RELEASES SELLER FROM ANY LIABILITY FOR OR OBLIGATION RELATING TO, SUCH CLEAN-UP, REMOVAL OR REMEDIATION.

THE PROVISIONS OF THIS SECTION 5.7 SHALL SURVIVE CLOSING.

5.8 Delivery of Possession. At Closing, Seller shall deliver full possession of the Real Property to Buyer, subject to Seller’s right of occupancy as set forth in the Lease.

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6. Documents of Transfer. The Property shall be conveyed and transferred on the Effective Date to Buyer. At the Closing, Buyer and Seller shall deliver executed (and, as applicable, notarized) counterparts of the applicable documents contemplated in this Section 6.

6.1 Real Property. Seller shall convey title to the Real Property by a Massachusetts quitclaim deed (the “Deed”) in the form set forth on Exhibit B.

6.2 General Assignment. Seller shall transfer and assign to Buyer (i) all of Seller’s right, title and interest in and to the Service Contracts, the Permits, the Intangible Property and the Personal Property and (ii) any rights and remedies available to Seller under that certain Standard Form of Agreement between Owner and Construction Manager Where The Construction Manager Is Also the Constructor by and between Seller and Erland Construction, Inc. dated November 19, 2008 (the “Construction Contract”) and that certain agreement between Spagnolo, Gisness & Associates, Inc. and Seller dated November 19, 2008 (the “Architect Agreement”), by a General Assignment in the form of Exhibit C attached hereto to be executed by Seller.

6.3 Assignment. Seller shall assign to Buyer all of Seller’s right, title and interest in and to that certain Environmental Indemnity Agreement between Lockheed Martin Corporation and Sun Microsystems, Inc. dated August, 1997, as assigned by Sun Microsystems, Inc. to NetView Investments LLC and thereafter partially assigned to Seller pursuant to a certain Assignment and Assumption Agreement dated November 19, 2008 by an Assignment Agreement in the form of Exhibit G attached hereto to be executed by Seller

6.4 Authority. Seller shall deliver a certificate of legal existence and good standing of Seller issued by the Massachusetts Secretary of State’s Office, together with such additional evidence of Seller’s power and authority as the Title Company may reasonably require. Buyer shall deliver a legal existence certificate and good standing certificate from the Massachusetts Secretary of State’s Office.

6.5 Non-Foreign Affidavit. Seller shall execute, acknowledge and deliver to Buyer an affidavit sworn to by an officer of Seller to the effect that Seller is not a foreign person as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1984, as amended, which affidavit shall be in the form prescribed by the federal regulations.

6.6 Settlement Statement. Seller and Buyer shall execute the Settlement Statement (as hereinafter defined).

6.7 Title Affidavit. Seller shall execute and deliver a title affidavit and gap indemnity in form customarily required by the Title Company and otherwise in form sufficient to delete all of the so-called “standard title exceptions” for parties in possession and mechanics liens from the Title Policy.

6.8 Lease. Seller and Buyer shall execute and deliver the Lease.

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6.9 Property Materials. Seller shall deliver:

i. originals or true, correct, and complete copies, if originals are not in Seller’s possession or control or otherwise available to Seller, of the Service Contracts, Intangible Property and to the extent in Seller’s possession, copies of any plans of the Property (including any “as built” Plans), and any Permits;

ii. keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession or control (provided that such keys need not be delivered to the Title Company, but rather shall be available to Buyer at the Property);

iii. all maintenance records and operating manuals pertaining to the Real Property in Seller’s possession or control; and

iv. a letter to each of the service providers under the Service Contracts, informing such service providers of the assignment of such Service Contracts to Buyer (which letter shall be in form and substance satisfactory to Buyer in the exercise of Buyer’s reasonable judgment).

6.10 Intentionally Omitted.

6.11 Other Documents. Each party shall deliver to the other at the Closing any other documents as shall be reasonably requested by the other party (provided same do not increase the obligations or decrease the rights of the party from whom any such documents are requested) and are customary in the Greater Boston metropolitan area for a seller or purchaser of commercial property to execute and deliver at closing.

7. Apportionments and Adjustments.

7.1 The parties acknowledge and agree that (i) Seller is responsible for the payment of all costs and expenses relative to the Property with respect to the period prior to the Effective Date, including the items listed below and (ii) irrespective as to whether Seller has, prior to the Effective Date, paid any of the items listed below with respect to the period from and after the Closing, the parties shall not prorate same at Closing as Seller is obligated, under the Lease, to pay all such expenses during the term of the Lease:

(a) Real estate taxes and special assessments relating to the Property.

(b) All operating expenses relating to the Property.

(c) Amounts payable under the Service Contracts and Retained Contracts (as hereinafter defined).

(d) Amounts payable with respect to the Property under that certain Declaration of Covenants and Cross Access and Easement Agreement dated as of July 23, 2008 and recorded in the Middlesex South County Registry of Deeds in Book 51481, Page 562, as amended by that certain First Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated as of November 19, 2008 and recorded with said Registry in Book

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51908, Page 397, that certain Second Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated as of June 30, 2011 and recorded with said Registry in Book 57096, Page 215, and that certain Third Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated as of September 24, 2012 and recorded with said Registry in Book 60146, Page 460 (as so amended, the “Easement Agreement”).

(e) All utilities, including, without limitation, telephone, steam, electricity and gas, relating to the Property.

7.2 Obligation to Seller. In the event that Seller fails to timely pay any of the amounts described in Section 7.1 (all of which, for avoidance of doubt, relate to the period prior to the Effective Date) during the term of the Lease in accordance with the terms thereof it shall promptly remit payment of same to Buyer upon the request of Buyer therefor.

7.3 Credits. At Closing, Seller shall receive a credit in an amount equal to the amount, if any, paid by Seller prior to the Effective Date under the Service Contracts which respect to the period following the Effective Date.

7.4 Settlement Statement. A statement of prorations and other adjustments shall be prepared by Escrow Agent in conformity with the provisions of this Agreement and sent to Seller and Buyer for review and approval prior to the Closing (the “Settlement Statement”).

7.5 Closing Expenses. Seller shall be responsible for all transfer taxes related to the conveyance of the Real Property, any brokerage commissions due to Cushman & Wakefield, one-half of the escrow fees charged by the Title Company, and all costs and expenses relating to the removal of any Non-Permitted Encumbrances. Buyer shall be responsible for (i) all title insurance charges in connection with obtaining title insurance, (ii) all of Buyer’s due diligence costs; (iii) all recording or filing fees in connection with the recording of the Deed and (iv) one-half of the escrow fees charged by the Title Company. Seller and Buyer shall each be responsible for the fees of their respective attorneys. Any other fees shall be paid by such party in accordance with normal conveyancing practices in the Commonwealth of Massachusetts.

7.6 Survival. The provisions of this Section 7 shall survive the Closing.

8. Retained Contracts. Seller is currently a party to the service and maintenance contracts described on Schedule 11.1(c) attached hereto and made apart hereof (the “Retained Contracts”). Seller agrees to terminate the Retained Contracts and any other service contracts in effect with respect to the Property, other than the Service Contracts, on or before the expiration of the Lease. The provisions of this Section 8 shall survive the Closing.

9. Intentionally Omitted.

10. Fees and Commissions. Buyer and Seller each represent to the other that they have dealt with no broker, agent or representative in connection with this transaction other than Cushman & Wakefield. Buyer and Seller each agree to indemnify, defend and hold the other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which the other may sustain, incur or be exposed to by reason of the indemnifying party’s breach of any representations or agreements made in this Section and any

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resulting claims for a fee or commission by any broker (other than, in the context of Buyer’s indemnification of Seller, the broker named above). Seller shall be responsible for the payment of any commission owed to Cushman & Wakefield pursuant to a separate agreement and hereby indemnifies Buyer with respect to any claims made by Cushman & Wakefield relative to Seller’s sale of the Property to Buyer. The provisions of this Section 10 shall survive the Closing or the earlier termination of this Agreement.

11. Representations and Warranties.

11.1 Seller’s Representations. Seller represents and warrants the following are true and correct as of the Effective Date of this Agreement (the “Seller’s Representations”).

(a) Seller is a duly organized and validly existing corporation under the laws of the State of Delaware, and has all necessary power to execute and deliver this Agreement, to perform all obligations hereunder, and that this Agreement and any other documents delivered in connection herewith have been duly authorized by all requisite action on Seller’s part. This Agreement is valid and legally binding on Seller and will not conflict with or result in a breach of any of the terms, covenants and provisions of any contract or instrument or agreement as to which Seller is currently bound or any law or regulation, order, judgment, writ, injunction or decree of any court or governmental authority affecting Seller. No approvals or consents by third parties or governmental authorities are required in order for Seller to consummate the transactions contemplated by this Agreement (other than those already received by Seller or those which will be received by Seller prior to the Closing).

(b) Seller has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) become generally unable to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or of Seller’s debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for Seller or for all or any substantial part of its property.

(c) Except for the Lease, the Service Contracts, the Retained Contracts and any title matters of record affecting the Property, Seller is not a party to any lease, occupancy agreement, license, letter of intent, maintenance, service, advertising or other contract or agreement affecting the Real Property that will survive the Closing. Neither Seller nor, to Seller’s knowledge, any other party is in default in any material respect under the terms of the Service Contracts or Retained Contracts. True and complete copies of the Service Contracts has been delivered to Buyer.

(d) Seller and all persons or entities having beneficial interests in the Property are “United States Persons,” as defined in Section 1445(f)(3) and Section 7701(g) of the Internal Revenue Code of 1986, as amended, and the purchase of the Property by Buyer as contemplated herein will not be subject to the withholding requirements of Section 1445(a) of the Code;

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(e) Neither Seller nor the Property (or any portion thereof) is subject to any right of first refusal, right of first offer, redemption right or option to purchase or lease in favor of a third party or any other agreement or obligation which would or could prevent Seller from completing the transfer of the Property under this Agreement or that may bind Buyer or the Property subsequent to the Closing.

(f) There are no union or employment contracts or agreements (written or oral) affecting the Real Property and there are no employees of Seller, at the Real Property or otherwise, who, by reason of any Federal, State, County, municipal or other law, ordinance, order, requirement or regulation, or by reason of any union or other employment contract, written or otherwise, or any other reason whatsoever, would become employees of Buyer as a result of the purchase of the Real Property by Buyer.

(g) Seller owns legal and beneficial title to the Personal Property free and clear of all security interests, liens, mortgages, claims, charges, pledges, restrictions, equitable interests, restrictive covenants or encumbrances of any nature.

(h) Neither Seller nor any Person (as that term is hereinafter defined) who owns a direct interest in Seller is now or shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [Specially Designated Nationals and Blocked Persons]) or otherwise. Neither Seller nor any Person who owns a direct interest in Seller (other than owners of publicly-traded interests in companies whose securities are listed on a national securities exchange in the United States of America) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended, is prohibited from transacting business of the type contemplated by Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(i) To Seller’s knowledge, during Seller’s ownership of the Property, Hazardous Materials (as that term is hereinafter defined) have not been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of in, at or on the Real Property except in compliance with all applicable laws. For purposes of this Agreement, (x) the term “Hazardous Materials” shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material, or any pollutant or

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contaminant; (b) mold, fungi, radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; (c) any substance, gas material or chemical which is defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes” or words of similar import under any Law or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; and (d) any other chemical, material, gas, or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that has jurisdiction over the Real Property or the operations or activity at the Real Property. Seller has not received or delivered any notices under or in connection with that certain Environmental Indemnity Agreement between Lockheed Martin Corporation and Sun Microsystems, Inc. dated August, 1997, as partially assigned to Seller.

(j) Seller has not received from any governmental authority written notice of any investigation with respect to or violations of zoning, building, environmental, fire or health code or any other statute, law, ordinance, rule or regulation applicable (or alleged to be applicable) to the Property, or any part thereof.

(k) Seller is not a party to and has received no written notice regarding any judicial, municipal or administrative suits, actions or proceedings pending against the Property or Seller before any court or other body, including, but not limited to, any eminent domain proceedings and, no such suits, actions or proceedings are currently pending or, to the best of Seller’s knowledge, threatened.

(l) (x) no Prohibited Occupants (as such term is defined in that certain lease by and between Oracle America, Inc., (as successor by merger to Sun Microsystems, Inc.), and Netview Investments LLC dated June 27, 2007, as amended and assigned to Buyer (the “Oracle Lease”)) have leased or otherwise occupied any portion of the Property during Seller’s period of ownership of the Property, (y) Seller has not received notice of any default by Seller under the Oracle Lease and (z) to its knowledge, Seller is not in default of any of its obligations under the Oracle Lease.

(m) Patricia A. Davis, Timothy W. Baker, David Mackie and Jerome Mondalto are the individuals within Seller’s organization who are most familiar with the Property and who are best suited to make those representations and warranties contained in this Agreement which are qualified “to Seller’s knowledge” or words of similar import.

When used in this Agreement, the term “to Seller’s knowledge” or words of similar import shall mean and be limited to the actual knowledge, of Patricia A. Davis, Timothy W. Baker, David Mackie or Jerome Mondalto (and not the implied or constructive knowledge) without any duty of investigation or inquiry, and the foregoing individuals shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement. Cynosure, Inc. has executed the Joinder annexed to this Agreement to guaranty Seller’s obligations hereunder.

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All of Seller’s representations made in this Section 11.1 (“Seller’s Representations”) shall survive the Closing for a period of nine (9) months. In the event that a notice alleging a breach of any of Seller’s Representations is not delivered to Seller prior to the expiration of such nine (9) month survival period, then all of Seller’s Representations shall automatically be null and void and Buyer shall have no recourse against Seller or any Seller Parties with respect thereto. In addition, if, prior to the Closing, Buyer’s Representatives (as hereinafter defined) obtain actual (and not the implied or constructive knowledge) knowledge of any fact or circumstance which would give rise to a breach of Seller’s Representations, and Buyer nonetheless proceeds with Closing, then Buyer shall, from and after Closing, be deemed to have waived any claim of breach or violation of Seller’s Representations due to the existence of such fact or circumstance, and Seller’s Representations shall be deemed to have been modified to include such fact or circumstance. The aggregate liability of Seller for the breach of any and all of Seller’s Representations shall not exceed the sum of (i) Six Hundred Fifty Thousand and 00/100 Dollars ($650,000) and (ii) any amounts payable under Section 15(k) (collectively, the “Liability Cap”), and recovery of actual (or anticipated) damages and legal fees recovered under Section 15(k) up to the sum of the Liability Cap is Buyer’s sole and exclusive remedy for any such breach. Additionally, Seller shall have no liability from and after Closing for any untrue or incorrect Seller Representation that survives the Closing unless and until the aggregate amount of Buyer’s monetary damages or anticipated damages arising out of all such incorrect Seller’s Representations shall exceed $25,000, whereupon Seller shall be liable for the full amount of such damages up to the Liability Cap. As used herein, “Buyer’s Representatives” shall mean Adele Olivier, Steven Logan and Sara Cassidy. None of Adele Olivier, Steven Logan or Sara Cassidy shall have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement.

12. Buyer’s Representations. Buyer represents and warrants the following are true and correct on the Effective Date of this Agreement.

(a) Buyer has all necessary power to execute and deliver this Agreement, to perform all obligations hereunder, and that this Agreement and any other documents delivered in connection herewith have been duly authorized by all requisite action on Buyer’s part, and that this Agreement is valid and legally binding on Buyer, and to the best of Buyer’s knowledge, will not conflict with or result in a breach of any of the terms, covenants and provisions of any contract or instrument or agreement as to which Buyer is currently bound or any law or regulation, order, judgment, writ, injunction or decree of any court or governmental authority affecting Buyer.

(b) To the best of Buyer’s knowledge there is no litigation or proceeding pending or, to Buyer’s knowledge threatened, against Buyer which would prevent Buyer from complying with any of its obligations under this Agreement.

(c) Buyer has not been adjudicated insolvent or bankrupt, or petitioned or applied to any tribunal for the appointment of any receiver or trustee; nor has Buyer commenced any proceeding relative to the reorganization, dissolution or liquidation of Buyer.

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All of Buyer’s representations made in this Section 12 shall survive the Closing for a period of nine (9) months.

13. Notice. Unless and until changed by three (3) business days’ prior written notice as provided herein, all notices, demands and requests which may or are required to be given by either party to the other shall be in writing, and shall be sent by (i) personal delivery, (ii) reputable overnight carrier, (iii) fascimile (with a confirmatory copy by overnight mail) or (iv) United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Seller: Palomar Medical Technologies, LLC c/o Cynosure, Inc. 5 Carlisle Road Westford, MA 01886 Attn: Patricia A. Davis SVP, General Counsel & Secretary Facsimile:	To Buyer: Network Drive Owner LLC c/o Nordblom Company 71 Third Avenue Burlington, MA 01803 Attn: Patrick O’Neill Facsimile: (781) 270-0359

With a copy to: Susan W. Davis, Esq. Riemer & Braunstein LLP Seven New England Executive Park Burlington, MA 01803 Facsimile: (617) 692-3435	With a copy to: Network Drive Owner LLC c/o J.P. Morgan Investment Management Inc. 270 Park Avenue, 7th Floor New York, New York 10017 Attn: Tiffany Rufrano Facsimile: (212) 648-2266

To Escrow Agent: Terence Mullin Fidelity National Title 485 Lexington Ave, 18th Floor New York, NY 10017 Facsimile: (212) 481-8747

With a copy to:

J.P. Morgan Investment Management Inc.

P.O. Box 5005

New York, New York 10163-5005

and:

Stroock & Stroock & Lavan, LLP

180 Maiden Lane

New York, New York 10038

Attn: Steven Moskowitz

Facsimile: (212) 806-6006

All notices, demands and requests which shall be served upon either party in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder upon delivery, if personally delivered or sent by facsimile (with a confirmatory copy by overnight mail) or, one

12

(1) business day after being deposited with a nationally recognized overnight courier service, charges prepaid and properly addressed for next-day delivery. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller. The provisions of this Section 13 shall survive the Closing.

14. Limitation of Liability. If the person executing this Agreement on behalf of Seller or Buyer is not executing this Agreement in his or her own behalf as an individual, but in a representative or fiduciary capacity, or as a trustee, partner, officer, director, manager, or member of Buyer or Seller, only the principal, estate or entity shall be bound, and neither the person executing this Agreement on behalf of Seller or Buyer, as the case may be, nor any director, officer, employee, shareholder, partner, manager or member or Buyer or Seller as the case may be, or any trustee or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder. The foregoing shall not affect the enforceability of the Joinder annexed hereto.

15. Miscellaneous.

(a) This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in the writing and signed by or on behalf of the party to be charged therewith.

(b) This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules.

(c) BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

(e) All prior understandings and agreements between the parties are merged in this Agreement, which together with the Lease, fully and completely expresses the agreement between them, and which is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement, and without regard to or aid of canons requiring construction against the Buyer, Seller or party drawing this Agreement.

(f) No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

13

(g) Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

(h) No provision of this Agreement shall survive the Closing except as herein expressly provided.

(i) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(j) If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

(k) In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party finally adjudicated to be the prevailing party shall be entitled to recover reasonable attorneys’ fees and disbursements from the other party.

(l) Seller represents that no proceedings for the reduction or correction of the assessed valuation of the Property have been filed on Seller’s behalf and are pending or will be filed, by or on behalf of Seller, following Closing. If Buyer obtains a refund for real estate taxes on account of the tax year in which the Closing occurs, whether by means of settlement of a tax proceedings, or otherwise, then the net refund shall be apportioned between Seller and Buyer, as of the Effective Date, after deducting therefrom all costs and expenses, including reasonable attorneys’ fees, incurred by Buyer in connection therewith.

(m) The provisions of this Section 15 shall survive the Closing.

16. Performance. Time is of the essence in the performance of the obligations of Buyer under this Agreement. If any outside date for the performance of any obligation or giving of any notice under this Agreement shall occur on a weekend or legal holiday, then the date for such performance or notice shall be extended until the next succeeding business day. As used herein, the term “business day” means any day other than a Saturday, Sunday, or any day that is a holiday observed by national banks in the State of New York or Commonwealth of Massachusetts.

17. Merger. Except as otherwise expressly provided in this Agreement to “survive” the Closing or by the terms hereof are to be performed after the Closing, the delivery of the Deed by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder (including all covenants, agreements, representations and warranties made by Seller in this Agreement) and shall be merged in the delivery and acceptance of the Deed and terminate at Closing.

14

18. Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).

[SIGNATURE PAGE TO FOLLOW]

15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Timothy W. Baker
Timothy W. Baker, Manager

BUYER:

NETWORK DRIVE OWNER LLC

By:	NWD NC LLC, its managing member

By:	Nordblom Development Company, Inc., its manager

By:	/s/ Ogden Nordblom
Name: Ogden Nordblom
Title: E.V.P.

16

JOINDER OF GUARANTOR

To further induce Buyer to enter into the Agreement, Cynosure, Inc., a Delaware corporation (“Guarantor”), has executed this Joinder solely to evidence its guarantee of, and Guarantor hereby unconditionally and irrevocably guarantees to Buyer, subject to the limitations in Section 11.1 of the Purchase and Sale Agreement to which this Joinder is attached (the “Agreement”), the payment of all claims, losses, damages, liabilities, costs and expenses of Buyer, including reasonable attorneys’ fees and disbursements (collectively, “Losses”), arising out of or in connection with the breach of any of Seller’s representations, warranties and/or covenants set forth in the Agreement or in any document or instrument executed or delivered by Seller in connection with the Closing (as such term is defined in the Agreement). Except with respect to Losses arising out of or in connection with Section 10 of the Agreement, in no event shall Guarantor’s liability under this Joinder exceed an amount equal to the Liability Cap (as such term is defined in the Agreement). Guarantor acknowledges that Seller is an affiliate of Guarantor and Guarantor will receive substantial economic and other benefits from the execution and delivery of the Agreement by Seller and the consummation of the transactions contemplated by the Agreement. Except as expressly set forth in this Joinder, Guarantor shall have no obligations hereunder or under any other document executed in connection with the transactions contemplated hereby. The obligations of Guarantor constitute a guaranty of payment and not of collection. Guarantor hereby waives any and all (i) legal requirements that Buyer institute any action or proceeding at law or in equity against Seller or any other person or entity and (ii) rights to which it may be entitled by virtue of any suretyship law. Provided notice alleging any Losses has not been delivered to Guarantor, the provisions of this Joinder shall survive Closing for a period of (i) nine (9) months, with respect to Losses under Section 11 of the Agreement and (ii) two (2) years, with respect to Losses relative to any other provision contained in the Agreement.

GUARANTOR:

Cynosure, Inc., a Delaware corporation

By:	/s/ Timothy W. Baker

	Name:	Timothy W. Baker
	Title:	Chief Financial Offer

17

Schedule of Exhibits and Schedules:

EXHIBITS

EXHIBIT A:	Legal Description of Property

EXHIBIT B:	Form of Quitclaim Deed

EXHIBIT C:	Form of General Assignment

EXHIBIT D:	Lease

EXHIBIT E:	Seller’s Retained Personal Property

EXHIBIT F:	Permitted Exceptions

EXHIBIT G:	Assignment of Environmental Indemnity
LIST OF SCHEDULES:

Schedule 1.1(c):	List of Service Contracts

Schedule 11.1(c):	List of Retained Contracts

EXHIBIT A

LEGAL DESCRIPTION

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being Proposed Lot 4A as shown on that certain plan of land entitled, “Plan of Land in Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: July 3, 2008, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 976 of 2008.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded with said Deeds in Book 28562, Page 151.

Together with the rights and easements contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July 23, 2008 and recorded with said Deeds in Book 51481, Page 562, as amended by First Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated November 19, 2008 and recorded with said Deeds in Book 51908, Page 397, Second Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated June 30, 2011 and recorded at Book 57096, Page 215 and Third Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated September 24, 2012 and recorded at Book 60146, Page 460.

EXHIBIT B

QUITCLAIM DEED

PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware limited liability company, having an address at 5 Carlisle Road, Westford, MA 01886 (hereinafter, the “Grantor”), for consideration paid and in full consideration of Twenty Five Million Seven Hundred Fifty Thousand Dollars ($25,750,000.00) grants to NETWORK DRIVE OWNER LLC, a Delaware limited liability company with an address at 71 Third Avenue, Burlington, MA 01803, WITH QUITCLAIM COVENANTS that certain parcel of land, together with the buildings and improvements thereon, known and numbered as 15 Network Drive, Burlington, Massachusetts, more particularly described on Exhibit A attached hereto and incorporated herein.

The premises are conveyed subject to and with the benefit of all easements, rights, obligations, agreements, restrictions, and other matters of record to the extent in force and applicable.

The Grantor has not elected to be treated as a corporation for Federal Income Tax purposes.

Being the same premises acquired by the Grantor (as successor by merger to Palomar Medical Technologies, Inc.) pursuant to that certain Quitclaim Deed dated November 19, 2008 and recorded with the Middlesex South County Registry of Deeds in Book 51908, Page 403, as affected by that certain Certificate of Merger recorded in the Registry in Book 62161, Page 278.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Grantor has caused these presents to be signed, acknowledged, and delivered this 22nd day of November, 2013, to take effect as an instrument under seal.

Palomar Medical Technologies, LLC,
a Delaware limited liability company

By:	/s/ Timothy W. Baker
Timothy W. Baker, Manager

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this date, November 22nd, 2013, before me, the undersigned notary public, personally appeared Timothy W. Baker, Manager of Palomar Medical Technologies, LLC, proved to me through satisfactory evidence of identification, which was his driver’s license, to be the person whose name is signed on the preceding or attached document, and acknowledged the foregoing instrument to be the free act and deed of Palomar Medical Technologies, LLC.

/s/ Dona Marie Dean
Notary Public
My commission expires:

Exhibit A to Quitclaim Deed

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being Proposed Lot 4A as shown on that certain plan of land entitled, “Plan of Land in Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: July 3, 2008, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 976 of 2008.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded with said Deeds in Book 28562, Page 151.

Together with the rights and easements contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July 23, 2008 and recorded with said Deeds in Book 51481, Page 562, as amended by First Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated November 19, 2008 and recorded with said Deeds in Book 51908, Page 397, Second Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated June 30, 2011 and recorded at Book 57096, Page 215 and Third Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated September 24, 2012 and recorded at Book 60146, Page 460.

EXHIBIT C

GENERAL ASSIGNMENT

This General Assignment (this “Assignment”) is made as of this 25th day of November, 2013 by PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware limited liability company, having an address at 5 Carlisle Road, Westford, MA 01886 (“Assignor”) and NETWORK DRIVE OWNER LLC, a Delaware limited liability company with an address at 71 Third Avenue, Burlington, MA 01803 (“Assignee”).

RECITALS

WHEREAS, reference is made to that certain Purchase and Sale Agreement of even date herewith between Assignor, as seller and Assignee, as buyer (the “Purchase Agreement”) with respect to the sale of that certain real property known as 15 Network Drive, Burlington, MA (the “Property”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, Assignor is required to sell, assign and convey unto Assignee the Permits, the Service Contracts, the Intangible Property and the Personal Property and any rights and remedies available to Seller under the Construction Contract and Architect’s Agreement.

NOW, THEREFORE, in consideration of the foregoing and Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor and Assignee hereby act and agree as follows:

1. Defined Terms. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

2. Conveyance. Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee, its successors and assigns, all of its right, title and interest in (collectively, the “Assigned Property”):

(a) the service contracts listed on Schedule A attached hereto (the “Service Contracts”);

(b) the Personal Property;

(c) the Permits;

(d) the Intangible Property; and

(e) any and all express and/or implied warranties, indemnities, rights, and benefits (but expressly excluding any obligations or liabilities) arising out of or related to the Construction Contract and/or Architect’s Agreement for the benefit of the Assignor, including, without limitation, Sections 12.2 and 13.4 of the General Conditions of the Construction Contract and all warranties, indemnities, breach of contract claims, rights and benefits (but expressly excluding any obligations or liabilities) arising under: (a) all insurance policies and payment and performance bonds running to Assignor’s benefit under the Construction Contract which relate to the project described therein; and (b) all other contracts, agreements and obligations to which Assignor is a party (or has any direct or indirect rights or benefits) and which relate to the project described in the Construction Contract, including, without limitation, all engineers’, suppliers’, development manager and subcontractors’ contracts.

TO HAVE AND TO HOLD the Assigned Property unto Assignee, and Assignee’s successors and assigns forever, and Assignee and its successors and assigns agree to accept possession of all the Assigned Property. Except as otherwise set forth in the Agreement or any other document executed at the Closing (as defined in the Purchase Agreement), the aforesaid assignment and conveyance of the Assigned Property is on an “as-is and where-is” basis without representation or warranty of any kind by Assignor.

3. Assumption. Assignee hereby assumes all of the obligations and liabilities of Assignor under the Service Contracts first arising from and after the date hereof.

4. Counterparts; Governing Law; Successors and Assigns; Authority. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. This Assignment shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns. Each of Assignor and Assignee represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Assignment each represent and warrant that he or she is fully empowered and authorized to do so.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, we have put our hands and seals on the date first written above.

ASSIGNOR:

Palomar Medical Technologies, LLC, a Delaware limited liability company

By:	/s/ Timothy W. Baker
Timothy W. Baker, Manager

Solely for the purpose of acknowledging the assumption contained in Section 3 above:

ASSIGNEE:

NETWORK DRIVE OWNER LLC

By:	NWD NC LLC, its managing member

	By:	Nordblom Development Company, Inc., its manager

		By:	/s/ Ogden Nordblom
Name: Ogden Nordblom
Title: E.V.P.

SCHEDULES TO GENERAL ASSIGNMENT

Schedule A: List of Service Contract

Agreement between Seller and Stanley Elevator Company, Inc. dated December 3, 2012.

Agreement between Seller and Dolphin WaterCare dated March 27, 2013.

EXHIBIT D

LEASE

FINAL

NETWORK DRIVE AT NORTHWEST PARK

OFFICE LEASE

NETWORK DRIVE OWNER LLC

(AS LANDLORD)

AND

CYNOSURE, INC.

(AS TENANT)

FOR PREMISES AT

15 NETWORK DRIVE

BURLINGTON, MA

TABLE OF CONTENTS

TABLE OF CONTENTS		2

ARTICLE 1 REFERENCE DATA		4

1.1	SUBJECT REFERRED TO.	4
1.2	EXHIBITS.	4

ARTICLE 2 PREMISES AND TERM		5

2.1	PREMISES.	5
2.2	TERM.	5

ARTICLE 3 CONDITION OF PREMISES		5

ARTICLE 4 RENT		5

4.1	FIXED RENT.	5
4.2	ADDITIONAL RENT.	6
4.2.1	Personal Property Taxes.	6
4.2.2	Real Estate Taxes.	6
4.2.3	Operating Costs.	6
4.2.4	Insurance.	7
4.2.5	Utilities.	8
4.2.6	Late Payment of Rent.	8
4.3	SECURITY AND RESTORATION DEPOSIT.	8
4.4	LETTER OF CREDIT OPTION.	8
4.4.1	Letter of Credit.	8
4.4.2	Renewal of Letter of Credit.	9
4.4.3	Draws to Cure Defaults.	9
4.4.4	Draws to Pay Damages.	9
4.4.5	Issuing Bank.	9
4.4.6	Draws for Failure to Deliver Substitute Letter of Credit.	9
4.4.7	Transferability.	9
4.4.8	Return of Letter of Credit at End of Term.	9

ARTICLE 5 LANDLORD’S COVENANTS		10

5.1	AFFIRMATIVE COVENANTS.	10
5.1.1	Heat and Air Conditioning.	10
5.1.2	Electricity.	10
5.1.3	Elevator; Fire Alarm.	10
5.1.4	Water.	10
5.1.5	Repairs.	10
5.1.6	Grounds Maintenance, Snow Removal, Landscaping.	10
5.2	INTERRUPTION.	10
5.3	INSURANCE.	10
5.4	INDEMNITY.	10

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		11

6.1	AFFIRMATIVE COVENANTS.	11
6.1.1	Perform Obligations.	11
6.1.2	Use.	11
6.1.3	Repair and Maintenance.	11
6.1.4	Compliance with Law.	11
6.1.5	Indemnification.	12
6.1.6	Landlord’s Right to Enter.	12
6.1.7	Personal Property at Tenant’s Risk.	12
6.1.8	Payment of Landlord’s Cost of Enforcement.	12
6.1.9	Yield Up.	12
6.1.10	Rules and Regulations.	13
6.1.11	Estoppel Certificate.	13

6.2	NEGATIVE COVENANTS.	13
6.2.1	Assignment and Subletting.	13
6.2.2	Nuisance.	13
6.2.3	Hazardous Wastes and Materials.	13
6.2.4	Floor Load; Heavy Equipment.	14
6.2.5	Installation, Alterations or Additions.	14
6.2.6	Abandonment.	14
6.2.7	Signs.	14
6.2.8	Parking and Storage.	14

ARTICLE 7 CASUALTY OR TAKING		14

7.1	TERMINATION.	14
7.2	RESTORATION.	14
7.3	AWARD.	14

ARTICLE 8 DEFAULTS		15

8.1	EVENTS OF DEFAULT.	15
8.2	REMEDIES.	15
8.3	REMEDIES CUMULATIVE.	15
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS.	15
8.5	EFFECT OF WAIVERS OF DEFAULT.	15
8.6	NO WAIVER, ETC.	15
8.7	NO ACCORD AND SATISFACTION.	15

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		16

9.1	RIGHTS OF MORTGAGE HOLDERS.	16
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES.	16

ARTICLE 10 MISCELLANEOUS PROVISIONS		16

10.1	NOTICES FROM ONE PARTY TO THE OTHER.	16
10.2	QUIET ENJOYMENT.	16
10.3	LEASE NOT TO BE RECORDED.	16
10.4	LIMITATION OF LANDLORD’S LIABILITY.	16
10.5	ACTS OF GOD.	17
10.6	LANDLORD’S DEFAULT.	17
10.7	BROKERAGE.	17
10.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL.	17
10.9	AUTHORITY.	17
10.10	COUNTERPARTS.	17
10.11	ERISA.	17
10.12	USA PATRIOT ACT.	18

OFFICE LEASE

ARTICLE 1

Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	November , 2013

Building:	The three-story building situated on the parcel of land in Burlington, Massachusetts identified as Lot 4A on plan recorded with Middlesex South Registry of Deeds as Plan 976 of 2008, and commonly known as 15 Network Drive. The Building is located within the office park located off Network Drive in Burlington, Massachusetts, known as Network Drive at Northwest Park (the “Park”). The parcel of land on which the Building is situated is hereinafter referred to as the “Property”.

Premises:	The entire Building comprised of approximately 130,000 rentable square feet of floor area.

Landlord:	Network Drive Owner, LLC

Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc. 71 Third Avenue Burlington, Massachusetts 01803

Tenant:	Cynosure, Inc., a Delaware corporation

Original Notice of Tenant:	15 Network Drive Burlington, MA 01803

Commencement Date:	The Date of this Lease.

Expiration Date:	July 31, 2014 (subject to Section 2.2)

Monthly Fixed Rent Rate:	Commencement Date – June 30, 2014: $0.00 July 1, 2014 – July 31, 2014: $297,917.00 (subject to Section 2.2)

Security and Restoration Deposit:	$300,000.00

Permitted Uses:	Office, research and development, clinical testing, light manufacturing and assembly

Public Liability Insurance Limits:

Commercial General Liability:	$3,000,000 per occurrence $5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Form Letter of Credit
EXHIBIT B	Rules and Regulations
EXHIBIT C	Form Tenant Estoppel Certificate
EXHIBIT D	Landlord’s Consent and Waiver
EXHIBIT E	Yield Up Work

ARTICLE 2

Premises and Term

2.1	Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, and of any agreements, cross easements and restrictions, as the same may be amended from time to time, applicable to the Premises and/or the Property, all of which Tenant and Landlord shall observe and perform insofar as the same are applicable to the Premises and/or the Property. Excluded from the Premises are the roof and the exterior surfaces of exterior walls.

Throughout the Term, Tenant shall have, as appurtenant to the Premises, rights to use in common the Campus Common Areas (hereinafter defined), subject to reasonable rules of general applicability to tenants of the Park, from time to time made by Landlord of which Tenant is given notice. “Campus Common Areas” shall mean all so-called common areas in the Park serving the buildings for the benefit of tenants and invitees thereof for access, egress and the like including but not limited to access roadways, drive-ways and walkways, entranceways, parking areas, courtyards, all landscaped areas, and the Amenities Center and cafeteria known as “Sebastian’s”, and all other so-called common areas, facilities and amenities of the Park not inside any particular building within the Park, and excluding the Building, the fitness center and the conference center in the Park.

Tenant shall be permitted, on an unreserved basis, to use up to 1 parking space per 300 rentable square feet of the Premises, in the surface parking area serving the Building, or in a parking area proximate to the Building. Landlord shall have the right to relocate the parking area, or any portion thereof, at any time during the term of this Lease, so long as Tenant’s parking rights pursuant to this paragraph are not diminished. Tenant shall have exclusive use of the loading dock serving the Building.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use of the Premises and/or Property (as applicable): (a) to install, use, maintain, repair, replace and relocate any pipes, ducts, conduits, wires and appurtenant fixtures, wherever located on the Property or in the Building, and which serve other parts of the Park, (b) to alter or relocate any common facility of the Park, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

2.2	Term. TO HAVE AND TO HOLD for a term beginning on the Commencement Date, and ending on the Expiration Date (the “Term” or “term”), unless sooner terminated as hereinafter provided, and subject to the terms of Section 6.1.9 below. Notwithstanding the foregoing, Tenant shall have the right (the “Early Termination Right”), by written notice to Landlord given no later than April 1, 2014, to advance the Expiration Date to June 30, 2014. To the extent that Tenant timely exercises such Early Termination Right, then the Expiration Date of this Lease shall be June 30, 2014, and Tenant shall have no obligation to pay Monthly Fixed Rent (or Additional Rent) for the month of July, 2014 pursuant to the schedule set forth in Section 1.1 hereof (it being agreed that the foregoing in no way alters the provisions of Section 6.1.9 of the Lease).

ARTICLE 3

Condition of Premises

Tenant acknowledges that Tenant owned and occupied the Premises and the Property prior to the Commencement Date and that it has inspected and is familiar with the same and accepts the Premises in the condition it is in on the Commencement Date, it being expressly agreed that neither Landlord nor any person acting under or on behalf of Landlord has made or implied any representations or warranties concerning this Lease, the Premises or the Property, or their condition or suitability for Tenant’s use. Tenant agrees that it takes the Premises “as-is,” with all faults and without any such representation or warranty, including any implied warranties. Tenant further acknowledges and agrees that Landlord has no obligation to perform any alterations or improvements to prepare the Premises for Tenant’s use and occupancy.

ARTICLE 4

Rent

4.1	Fixed Rent. In the event that Tenant timely exercises the Early Termination Right, Tenant shall have no obligation to pay fixed rent to Landlord during the Term. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that all Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

Tenant agrees to pay Additional Rent on account of Taxes (defined below) and Operating Costs (defined below) by electronic fund transfer. If Landlord shall give notice to Tenant that any payments due hereunder are to be made to Landlord by check, or by any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord. All sums payable hereunder by Tenant to Landlord are referred to as “Additional Rent.”

4.2	Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utilities, personal property taxes, all Taxes, and Operating Costs with respect to the Property and the Campus Common Areas as provided in this Section 4.2 as follows:

4.2.1	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.2	Real Estate Taxes. Tenant shall pay to Landlord all Taxes levied or assessed by, or becoming payable to the municipality or any governmental authority having jurisdiction of the Property, for or in respect of the Premises the Property, for each period of the fiscal tax year (“Tax Year”) partially or wholly included in the Term, payable in the manner hereinafter set forth. Tenant shall remit to Landlord, as Additional Rent, on the first day of each calendar month, estimated payments on account of Taxes for the Tax Year, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Taxes for the Tax Year, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial estimate of Taxes is $44,112.00 per month. Landlord shall provide Tenant with the fourth (4th) quarter Tax bill for fiscal year 2014 within forty-five (45) days after Landlord’s receipt of the same, along with a reconciliation statement in connection therewith. If the total of such monthly remittances for any Tax Year is greater than the actual Taxes for such Tax Year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the actual Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Taxes).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the Term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.2, the Tenant’s share of the refund (less the proportional expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the Term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.2 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied or assessed, or which may be equitably attributable to the Premises and the Property, for or in respect of the Premises and the Property, at any time during the term by any governmental authority, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Premises or the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of Taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment

4.2.3

Operating Costs. Tenant shall pay to Landlord, Operating Costs with respect to the Premises and the Property incurred by Landlord during the Term. Tenant shall remit to Landlord, as Additional Rent, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial estimate of Operating Costs is $32,701.00 per month. Landlord shall provide Tenant with a reconciliation statement of actual Operating Costs incurred by Landlord within forty-five (45) days after the expiration of the Term. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.2, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred by Landlord for the operation, cleaning (of the Property and Campus Common Areas), maintenance, repair and upkeep of the Premises and the Property, and the portion of such costs and expenses with regard to the Campus Common Areas, which is equitably allocable to the Premises, including, without limitation, all costs of maintaining and repairing the Premises, the Property and the Campus Common Areas (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, security, and the operation and repair of heating and air-conditioning equipment, elevators and lighting and any other equipment or systems serving the Campus Common Areas, and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all payments under any cross easement agreement, declaration of restrictive covenants and like instruments pertaining to the sharing of costs by the Building and other buildings in the Park, all costs of exterior window cleaning of the Building; all costs of any reasonable insurance carried by Landlord relating to the Building and the Property; all costs related to provision of heat (including electricity and/or gas), and water (including sewer charges) and other utilities to the Campus Common Areas; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee which shall be calculated on the same basis as that charged to the other tenants of the Park. For the avoidance of doubt, to the extent that any of the foregoing provides that costs and expenses incurred in connection with the Park and Campus Common Areas are part of Operating Costs, it is agreed that only the portion of such costs and expenses which are equitably allocable to the Premises will be passed through to Tenant.

There shall not be included in such Operating Costs brokerage fees (including rental fees) related to the operation of the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Building (ii) costs of utilities that are separately metered to the Building; or expenditures characterized as capital expenditures pursuant to generally accepted accounting principles.

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Tenant and Landlord:

4.2.4.1	Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises or the Property, in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises is located on property similar to the Property and used for similar purposes; and workmen’s compensation and employers liability insurance with statutory limits covering all of Tenant’s employees working on the Property.

4.2.4.2	Special Risk property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, and business interruption insurance with extra expense coverage.

4.2.4.3	All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4	All insurance which is carried by either party with respect to the Building, the Property or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

4.2.5	Utilities. Tenant acknowledges that as of the Commencement Date, all utilities (including electricity, gas, and water) are separately metered in Tenant’s name and agrees to maintain direct contracts with the applicable provider for such utilities throughout the Term. Whether designated as a charge, tax, assessment, fee or otherwise, Tenant shall pay to the provider all charges for utilities or services consumed in or on the Premises (including those charges accruing prior to the Commencement Date), all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.2.6	Late Payment of Rent. If any installment of Additional Rent or any other amount due hereunder is paid after the date the same was due, and if on a prior occasion in the three (3) month period prior to the date such installment was due an installment of Additional Rent (or other amount due hereunder) was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.3	Security and Restoration Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security and Restoration Deposit. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

If the Additional Rent, Taxes or any other sum payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease and such failure continues beyond the expiration of applicable notice and cure periods (except in the case of emergency where there is imminent threat of harm to persons or property, where no notice and cure period shall apply), then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of the Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum deposited. Should Tenant comply with all of said terms and promptly pay all of the rentals as they fall due and all other sums payable by Tenant to Landlord, said deposit shall be returned in full to Tenant at the end of the term.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4	Letter of Credit Option. Provided that Tenant is not then in default under the terms of this Lease, and has not previously been in default of the terms of this Lease, and subject to the terms hereof, Tenant shall have a one-time right, to be exercised by written notice to Landlord given no later than December 31, 2013, to exchange a Letter of Credit which satisfies the requirements listed below for the cash Security and Restoration Deposit deposited with Landlord upon execution of this Lease. At all times hereunder Landlord shall have either the Security and Restoration Deposit or a Letter of Credit in the full amount of the Security and Restoration Deposit set forth in Section 1.1 of this Lease. In the event that Tenant properly exercises the right to exchange a Letter of Credit for the Security and Restoration Deposit, Landlord shall return the Security and Restoration Deposit within three (3) business days following the date Tenant delivers the requisite substitute Letter of Credit.

4.4.1

Letter of Credit. Within five (5) days of Tenant’s notice of its election to substitute a Letter of Credit for the cash deposit, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit A attached to this Lease (the “Form LC”), (ii) issued by a commercial bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Security and Restoration Deposit amount set forth in Section 1.1 of this Lease, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below. The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit”.

4.4.2	Renewal of Letter of Credit. Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit (the “Issuing Bank”) gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.3	Draws to Cure Defaults. If any sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease beyond the expiration of all applicable notice and cure periods (except in the case of emergency where there is imminent threat of harm to persons or property, where no notice and cure period shall apply), then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

4.4.4	Draws to Pay Damages. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5	Issuing Bank. In the event the Issuing Bank becomes insolvent, or if Landlord reasonably believes the Issuing Bank is financially troubled or at risk of becoming insolvent, or if the Issuing Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation (or any successor or similar entity), or if a trustee, receiver or liquidator is appointed for the Issuing Bank, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within ten (10) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section, or, alternatively, Tenant shall, within such five-day period deliver cash to Landlord in the Security and Restoration Deposit amount, which Landlord shall hold as “Security Proceeds” which shall be governed by subject to the provisions of Section 4.4.6 below.

4.4.6	Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.7	Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Tenant agrees to pay Landlord upon demand, as Additional Rent, all costs and fees charged to effect such transfer.

4.4.8	Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

ARTICLE 5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1	Heat and Air Conditioning. To furnish to the Premises, separately metered for gas and paid for by Tenant directly to the utility company, base Building heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat). If Tenant shall use base Building heat or air-conditioning after Normal Business Hours, or in excess of reasonable quantities for normal office use, and if such after-hours or excess use shall result in an additional cost to Landlord on account thereof, Tenant shall, upon demand, reimburse Landlord for any additional costs as reasonably estimated by Landlord (such as wear and tear on the equipment). For the purposes of this Lease, “Normal Business Hours” are 7:00 a.m. until 6:00 p.m. on Mondays through Fridays (excluding legal holidays observed in the Park) and 7:00 a.m. until 1:00 p.m. on Saturdays.

5.1.2	Electricity. To furnish to the Premises, separately metered and paid for by Tenant directly to the applicable utility company, all Tenant electricity, including electricity for Tenant’s lights, outlets and heating and air conditioning systems. If Tenant shall require electricity in excess of the electricity being used by Tenant in the Building as of the date hereof, and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3	Elevator; Fire Alarm. To furnish elevator service in the Premises; and to maintain fire alarm/life safety systems within the Building.

5.1.4	Water. To furnish cold water to the Premises for the Permitted Use and for ordinary cleaning, lavatory and toilet facilities; and to provide exterior window cleaning in accordance with generally prevailing standards.

5.1.5	Repairs. Except as otherwise expressly provided in Section 6.1.3 below, to make such repairs and replacements to the roof, floor slab, elevators, structural components and exterior walls of the Building, the base Building heating, ventilating and air conditioning systems, and the fire alarm/life safety systems of the Building, and to maintain the Property and the Campus Common Areas as may be necessary to keep them in good repair and condition (except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.6	Grounds Maintenance, Snow Removal, Landscaping. To provide for landscaping and grounds maintenance to the Property and the Campus Common Areas; and to cause snow to be removed from the parking area serving the Building and the sidewalks and driveways on the Property during normal business hours.

5.2	Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

5.3	Insurance. During the Term, Landlord shall take out and maintain all-risk casualty insurance equal to 100% replacement cost of the Building and the improvements therein.

5.4	Indemnity Landlord shall save harmless, exonerate and indemnify Tenant, its agents and employees (such agents and employees being referred to collectively as the “Tenant Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the areas of the Property outside of the Premises, arising out of the gross negligence or willful misconduct of Landlord or the Landlord Related Parties, except if the same was caused by the negligence, fault or misconduct of Tenant or the Tenant Related Parties. In respect of all of the foregoing, Landlord shall indemnify Tenant and the Tenant Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Tenant or the Tenant Related Parties by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant provided that Tenant shall be deemed to have approved counsel provided by Landlord’s liability insurer.

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.2.1	Prohibited Occupants. Tenant acknowledges and agrees that the Premises, and any other premises in the Park subsequently leased to Tenant, may not be leased to, or used or occupied by any of the following entities (the “Prohibited Occupants”):

Cisco	Dell	Yahoo

EMC	Google

Hewlett-Packard	IBM

Microsoft	Network Appliance

Red Hat	VMWare

It is understood that Landlord has imposed the foregoing prohibition for the benefit of certain other tenants of the Park, and Tenant acknowledges that such tenants are third party beneficiaries of the foregoing restriction and use prohibition. If Tenant allows the Premises to be used or occupied by any of the Prohibited Occupants in violation of this provision, Landlord may take any and all action necessary to cause such use or occupancy to cease.

6.1.3	Repair and Maintenance. At Tenant’s sole cost and expense, to maintain and keep the Premises in good order and condition, to contract for the provision of regular cleaning, janitorial and trash removal services to the Building in accordance with prevailing standards, and to perform all repairs and replacements to the Premises and to the plumbing, mechanical, electrical systems and to all supplemental heating, ventilating and air-conditioning systems for Tenant’s specific use, as opposed to base building systems (the Tenant specific systems are referred to in this Lease as the “Tenant HVAC Systems”), as are necessary to keep them in good working order, repair and condition, as the case may require, reasonable use and wear thereof and damage by fire or by casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Throughout the Term, Tenant shall, at its sole expense, maintain a service contract for the maintenance of the Tenant HVAC Systems with contractors reasonably acceptable to Landlord and shall deliver to Landlord a copy of such contract promptly after execution thereof. The aforesaid contract shall expressly exclude base building hvac (which shall be Landlord’s obligation to maintain) and shall provide for expiration of such contract as of the Expiration Date. Tenant shall also contract for pest extermination services for the Premises, at Tenant’s sole expense, as needed. Landlord, upon default of Tenant hereunder beyond applicable notice and cure periods (except in the case of emergency where there is imminent threat of harm to persons or property, where no notice and cure period shall apply) and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance, and to make any such repairs, or to repair any damage or injury to the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.

6.1.4

Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, life safety, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5	Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Building or the Property arising out of the use or occupancy of the Building or the Property by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant) during the Term, or arising out of any delivery to or service supplied to the Premises during the Term, excluding deliveries or services supplied to the Premises by or on behalf of Landlord, or on account of or based upon anything whatsoever done on the Premises during the Term, except if the same was caused by the negligence, fault or willful misconduct of Landlord or the Landlord Related Parties or a breach by Landlord of its obligations under this Lease. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease for a twelve (12) month period (provided that if Tenant and/or Landlord has knowledge of a claim, liability or penalty which is threatened but not filed within such 12 month period, such claim shall be covered by this indemnity irrespective of the date the same is filed).

6.1.6	Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times and upon reasonable prior notice (except in the case of emergency, where no prior notice shall be required) and to show the Premises, and to make repairs to the Premises, and, to keep affixed in suitable places notices of availability of the Premises.

6.1.7	Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove the items, and perform the associated yield up work, listed on Exhibit E attached hereto; to repair all damage caused by such removal and to yield up the Premises, broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, ordinary wear and tear and damage by casualty excepted (it being agreed that, except for the items listed on Exhibit E that are being removed by Tenant, Tenant shall leave all other installations, improvements and equipment installed by Tenant in the Premises in good working order, condition and appearance). Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided, it being agreed that notwithstanding the foregoing, provided that Tenant has timely delivered a Holdover Notice (as defined below) to Landlord, then Tenant shall not be liable for any consequential damages in the event that Tenant occupies the Premises for fewer than thirty (30) days beyond the expiration or earlier termination of this Lease.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only, at a daily rate of rent equal to $33.00 per rentable square feet of the Premises through August 31, 2014, and thereafter at a daily rate of $44.00 per rentable square feet of the Premises, plus Tenant shall continue to be responsible for paying all charges payable under this Lease as of the day prior to the date of expiration of this Lease, including, without limitation, charges on account of Taxes and Operating Costs. Notwithstanding the foregoing, Tenant shall be permitted to remain in occupancy of the Premises beyond the Expiration Date and shall not be deemed in holdover only if (a) Tenant gives Landlord written notice, no less than sixty (60) days prior to the Expiration Date, that Tenant intends to remain in occupancy of the Premises beyond the Expiration Date (such notice a “Holdover Notice”), and (b) Landlord has not signed a letter of intent or a lease with another tenant for all or any portion of the Premises. Such continued occupancy by Tenant shall be a month-to-month basis, terminable by either party for any reason by giving written notice given to the other party at least thirty (30) days prior to the effective date of termination, and shall be on all the same terms as this Lease, except that Tenant shall commence paying fixed rent to Landlord on the day after the Expiration Date, by electronic fund transfer (or by such other method or to such other person or entity as Landlord may direct Tenant), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, on the first day of each calendar month and for any portion of a calendar month following the Expiration Date. The monthly fixed rent during such continued tenancy shall be at the rate of $33.00 per rentable square feet of the Premises through August 31, 2014, and thereafter at the rate of $44.00 per rentable square feet of the Premises, and Tenant’s obligation to pay all other charges which Tenant is obligated to pay under this Lease, including, without limitation, charges on account of Taxes and Operating Costs.

6.1.10	Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit B, and with all reasonable Rules and Regulations of general applicability to all tenants of the Park hereafter made by Landlord, and of which Tenant has been given notice, concerning, among other things, the use of the cafeteria; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations.

6.1.11	Estoppel Certificate. Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit C or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether all Additional Rent has been paid and the dates to which it has been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (v) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vi) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage. If Tenant fails to deliver the estoppel certificate within the required time period, and such failure continues for an additional five (5) days following a second written request from Landlord, then Tenant shall be obligated to pay to Landlord, as Additional Rent within twenty (20) days of demand, a fee in the amount of $500.00 per day for each day that Tenant fails to deliver the requested estoppel in the period beginning on the day after the expiration of the initial 10-day period, and ending on the day Tenant actually delivers the estoppel.

6.2	Negative Covenants. Tenant covenants at all times during the Term and such further time subsequent thereto as Tenant occupies the Premises or any part thereof:

6.2.1	Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with the Permitted Use); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3

Hazardous Wastes and Materials. Tenant shall not generate, use, dispose of (including but not limited to through the plumbing, sewage or drainage systems) or permit on the Building or the Property any hazardous wastes, hazardous materials or oil (collectively, “Hazardous Materials”); provided, however, Tenant may continue to use and store the Hazardous Materials in the Premises which Tenant currently uses in the Building in the ordinary course of Tenant’s business ,provided Tenant’s use of such Hazardous Materials shall be in all respects in compliance with all applicable laws, codes, ordinances and other governmental regulations, including without limitation, all requirements as to the use, handling, storage, and disposal of such Hazardous Materials. Tenant shall indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of Tenant’s breach of the foregoing covenant during the Term of this Lease. Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials, and shall deliver to Landlord copies of all reports filed with governmental authorities. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.2.4	Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices.

Following the Commencement Date, not to grant a security interest in, or to lease, any personal property or equipment being installed in the Building, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit D, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.6	Abandonment. Not to abandon the Premises during the Term, it being understood and agreed that vacancy of the Premises shall not be construed as abandonment so long as all of Tenant’s other obligations under this Lease continue to be timely performed and reasonable measures are taken by Tenant to manage the vacant space.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises.

6.2.8	Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1	Termination. In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use this Lease shall terminate. In the event the Premises or the Building, or any material part thereof, shall be destroyed or damaged by fire or casualty, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

7.2	Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3	Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE 8

Defaults

8.1	Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay any Additional Rent or any other sum due Landlord hereunder (or due such utility or service provider, as applicable) and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment of this Lease shall be made by Tenant, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d) if Tenant’s leasehold interest shall be taken on execution, or (e) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (f) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2	Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to Landlord a sum equal to all amounts to be paid under this Lease to the end of the Term, plus Landlord’s reasonable costs and expenses incurred in connection with the enforcement of this Lease (including, but not limited to, legal expenses and attorneys’ fees).

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease including Tenant’s failure to pay Taxes as and when due; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1	Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2	Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any present or future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10

Miscellaneous Provisions

10.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by certified mail, return receipt requested, or when delivered to such address by hand.

10.2	Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease or any so-called “notice of lease.”

10.4

Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5	Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.6	Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7	Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Cushman and Wakefield (the “Broker”). Tenant shall be solely responsible for any commission owed to the Broker. In the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant (whether by the Broker or any other party), Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

10.8	Applicable Law and Construction; Merger; Jury Trial. This Lease may be executed in counterpart copies, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease and that certain Purchase and Sale Agreement dated as of November 8, 2013 between Landlord and Palomar Medical Technologies, LLC. Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

10.9	Authority. In the event the Tenant is a corporation, partnership or limited liability company, Tenant hereby represents and warrants that: the Tenant is a duly constituted corporation, partnership or limited liability company, as the case may be, qualified to do business in the Commonwealth of Massachusetts; that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation(s), partnership(s) or limited liability company(ies); and that the by-laws of Tenant authorize to enter into this Lease.

10.10	Counterparts. This Lease shall not be valid and binding until executed and delivered by Landlord, and may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Lease shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

10.11	ERISA. A. Landlord hereby advises that one of the entities affiliated with Landlord is a collective investment fund (the “Fund”) which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), and with respect to which JPMorgan Chase Bank (“JPMCB”) is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

B. Landlord hereby represents and warrants to Tenant that, as of the date hereof, the only Plan whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”) is “Strategic Property Fund” (collectively, the “Existing 10% Plan”).

C. Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true: (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) (each a “Party in Interest”) with respect to the Existing 10% Plan or, (2) if Tenant is a Party in Interest, that: (A) neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either: (i) appoint or terminate JPMCB as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with JPMCB, including renewals or modifications thereof, on behalf of the Existing 10% Plan; and (B) neither Tenant nor any entity controlling, or controlled by, Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in J.P. Morgan Chase & Co.

D. In the event that Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within 10 days of such notification, inform the Fund in writing as to whether it can make the same representations which it made in subparagraph C of this Section 10.13 with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under this Lease, one of the statements set forth in subparagraph C of this Section 10.13 will be true with respect to such 10% Plan.

10.12	USA Patriot Act. Tenant represents, warrants, and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders, assignees, or subtenants (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

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WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:
NETWORK DRIVE OWNER LLC, a Delaware limited liability company

By:	NWD NC LLC, its Manager

	By:	Nordblom Development Company, Inc., a Massachusetts corporation, its Manager

By:
Name:
Title:

TENANT: CYNOSURE, INC.

By:
Its:

EXHIBIT A

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ISSUANCE DATE:             ,

BENEFICIARY:	ISSUING BANK:

APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
USD $

EXPIRATION:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the Applicant up to an aggregate amount not to exceed                       US Dollars ($        ) available by your draft(s) drawn on ourselves at sight accompanied by:

The original Letter of Credit and all amendment(s), if any.

Your statement, purportedly signed by an authorized officer or signatory of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 4.4 of the lease (the “Lease”) dated                  ,      by and between         , as Landlord, and             , as Tenant, relating to the premises at                     .

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office. Drawings may also be presented via facsimile transmission at facsimile number [            ].

You shall have the right to make multiple and partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferrable by Beneficiary from time to time in accordance with the provisions of Section 4.4 of the Lease.

This Letter of Credit shall expire at our office on             ,      (the “Stated Expiration Date”).

It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) or any anniversary thereof) we shall notify the Beneficiary and the Applicant in writing by certified mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

We engage with you that all drafts drawn under and in compliance with the terms of this letter of credit will be duly honored within two (2) business days after presentation to us as described above.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practice 1998 International Chamber of Commerce Publication 590 (ISP98).”

Very truly yours,

Authorized Signatory

EXHIBIT B

RULES AND REGULATIONS

1.	Campus Common Areas, such as sidewalks, doorways, vestibules, halls, stairways and other similar areas, shall not be obstructed by Tenant or used by Tenant for any purposes other than ingress and egress. No rubbish, litter, trash or material shall be placed, emptied, thrown or stored in those areas.

2.	Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the exterior of the Building. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.

3.	Tenant shall not install, operate or maintain in the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

4.	Tenant shall obtain Landlord’s approval before any use or disruption of the Campus underground telecommunications infrastructure.

5.	Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Property.

6.	No bicycles, or vehicles of any kind shall be brought into or kept in or about the Premises. No animals, with the exception of those assisting handicapped persons, shall be brought into the Premises or kept in or about the Premises. “Fred the Dog” will be housed at the Park for the purpose of Geese control.

7.	No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

8.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

9.	Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

10.	The normal business hours for the Building are 7:00 A.M. to 6:00 P.M. on Mondays through Fridays, and 7:00 A.M. to 1:00 P.M., excluding holidays on which the Building is closed.

11.	Landlord shall have the right to prohibit the use of the name of the Property or any other publicity by Tenant that in Landlord’s sole opinion might impair the reputation of the Property or its desirability. Tenant shall have the ability to submit requests for publicity uses of the Property to the Landlord for approval, which will not be unreasonably denied.

12.	Tenant shall not use or occupy the Premises in any manner or for any purpose which in Landlord’s sole opinion might injure the reputation or impair the present or future value of the Park or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

13.	Tenant shall notify Landlord in the event that any employee is terminated, or if for that or any other reason a security or police presence is deemed necessary at the Property.

14.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval will not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by the Landlord.

Deliveries to and from the Premises shall be made only in the areas and through the entrances reasonably designated by the Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Campus Common Areas, and pedestrian use, or any use which is inconsistent with good business practice.

There shall be no moving of any materials through the Amenities Center.

Tenant shall assume all risk for damage to articles moved and injury to any person resulting from the activity. If the property, equipment, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

15.	Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s property shall be repaired at Tenant’s sole expense.

16.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building; (2) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance; or (3) solicit business or distribute or cause to be distributed, in any portion of the Park, handbills, promotional materials or other advertising, without Landlord approval.

17.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or the Property, except those of such color size and style and in such places as are first approved in writing by Landlord. All tenant identification at the entrance to the Premises shall be installed by Tenant, at Tenant’s cost and expense, using the standard graphics for the Building per the Network Drive Sign Policy and with prior Landlord approval.

18.	Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

EXHIBIT C

FORM TENANT ESTOPPEL CERTIFICATE

TO:                      (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1. The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated             , 20    , by and between          as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as          (the “Premises”) in the building located at             ,             , Massachusetts.

2. The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

3. The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

4.	a.	The term of the Lease began (or is scheduled to begin) on , 20 and will expire on , 20 ;

b.	The fixed rent for the Premises has been paid to and including , 20 ;

c.	The fixed rent being paid pursuant to the Lease is at the annual rate of $ ; and

d.	The escalations payable by Tenant under the Lease are currently $ , based on a pro rata share of %, and have been reconciled through , 20 .

5. (i) No party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

6. Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

7. Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.

8. Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):

9. Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):

10. The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF             , 20    .

TENANT:

By:
Name:
Title:
Duly Authorized

EXHIBIT D

LANDLORD’S CONSENT AND WAIVER

WHEREAS,                      (the “Tenant”) has or is about to enter into certain financing agreements with                      (the “Bank”) pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the “Landlord”) dated as of                      (the “Lease”), of certain demised premises contained in the building located at the following address:

and more particularly described in the Lease (the “Premises”);

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a) Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions) in which the Bank has been granted a security interest (the “Bank Collateral”) may from time to time be located on the Premises;

(b) Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;

(c) Upon providing the Landlord with at least five (5) business days’ prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within ten (10) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed ten (10) business days following said first written notice of default;

(d) Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have ten (10) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal. If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord’s property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;

(e) All notices and other communications under this Landlord’s Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank:

Attention:

with a copy to:

if to the Landlord:	c/o Nordblom Management Company, Inc.
71 Third Avenue
Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid. Either party may change its address and telecopy number by written notice to the other as provided above; and

(f) The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank’s rights hereunder.

This Landlord’s Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord’s Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this      day of             , 200    .

LANDLORD:

By:	(Name)
(Title)

BANK:

By:
(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

            County, ss.

On this      day of             , 200    , before me, the undersigned Notary Public, personally appeared the above-named                                         , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:

My commission expires:

STATE OF

             County, ss.

On this      day of             , 200    , before me, the undersigned Notary Public, personally appeared the above-named                                         , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as                      for                     , and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:

My commission expires:

EXHIBIT E

YIELD UP WORK

15 NETWORK DRIVE - PERSONAL PROPERTY

To Be Removed Upon Lease Expiration/Yield Up	Yield Up Repair Requirements
Cubes (work stations)	All remaining data cabling to be removed & electrical wiring made safe
Office Furniture (ie conference tables, desks, chairs, file cabinets, etc.)	All remaining data cabling to be removed & electrical wiring made safe
TV’s / Monitor	Walls to be repaired and painted to match existing
Exercise Equipment
Lunch Room Furniture & Free Standing Appliances
Production & Lab Work Benches	Walls and floors to be repaired as needed
Lockers	Walls to be repaired and painted to match existing
Production Room Racking & Caging	Floors and ceiling to repaired as needed
Stockroom Shelving	Walls to be repaired and painted to match existing
Cooling Unit for 3d Printer	Repairs to walls/ceiling to be made as needed
Servers, Server racks, & IDF distribution racks	All remaining data cabling to be removed & electrical made safe
UPS for Server Room	All electrical wiring made safe
UPS for Computer Room	All electrical wiring made safe
Production Flow Hoods	Ductwork to be capped above the ceiling and ceiling repaired
Process Oven	Ductwork to be capped above the ceiling and ceiling repaired
HEPA Filters	Ceiling tiles to be added where HEPA Filters removed
AED and Safety Equipment	Walls and floors to be repaired as needed
Medical Cabinets	Walls and floors to be repaired as needed
Hydrogen Alarms & Manifolds	Walls to be repaired as needed, and plumbing to be capped in a manner to allow for reuse
Nitrogen Storage Vessel	Exterior plumbing to be removed or capped in a manner to allow for reuse
50hz Generator in Machine Room	Any plumbing and electrical connections to be capped and made safe as needed
Nitrogen Generators	Any plumbing and electrical connections to be capped and made safe as needed
Vacuum System	Any plumbing and electrical connections to be capped and made safe as needed
Air Compressor	Any plumbing and electrical connections to be capped and made safe as needed
Machine Room Tools
Artwork	Walls to be repaired and painted to match existing
Cynosure Flag
Grills

EXHIBIT E

LIST OF SELLER’S RETAINED PERSONAL PROPERTY

Cubes (work stations)
Office Furniture (i.e. conference tables, desks, chairs, file cabinets, etc.)
TV’s / Monitors
Exercise Equipment
Lunch Room Furniture & Free Standing Appliances
Production & Lab Work Benches
Lockers
Production Room Racking & Caging
Stockroom Shelving
Cooling Unit for 3d Printer
Servers, Server racks & IDF distribution racks
UPS for Server Room
UPS for Computer Room
Production Flow Hoods
Process Oven
HEPA Filters
AED and Safety Equipment
Medical Cabinets
Hydrogen Alarms & Manifolds
Nitrogen Storage Vessel
50hz Generator in Machine Room
Nitrogen Generators
Vacuum System
Air Compressor
Machine Room Tools
Artwork
Cynosure Flag
Grills

EXHIBIT F

PERMITTED EXCEPTIONS

1.	Agreement for Right of Way by and between Mildred C. Baxter and Northeastern Gas Transmission Company dated March 26, 1951 and recorded at Book 7733, Page 87, as affected by Ratification Agreement and Damage Release by Mildred C. Baxter, et al in favor of Northeastern Gas Transmission Company dated June 11, 1954 and recorded at Book 8283, Page 16.

2.	Order of Taking by Northeastern Gas Transmission Company dated July 13, 1951 and recorded at Book 7772, Page 162.

3.	The following rights and restrictions, all of which are more particularly described in that certain Notice of Lease, Right of First Offer to Lease, and right of First Offer to Purchase dated as of June 27, 2007 and recorded at Book 49683, Page 52: (i) the rights of the Tenant to use any campus common areas located on Lot 4, as more particularly described in the lease described therein (the “Lease”); (ii) during the term of the Lease, future development on the Real Property must be consistent with the provisions of Section 13.3 of the Lease; and (iii) during the term of the Lease, the Real Property is subject to a prohibition against selling or leasing to certain companies as set forth in Section 13.4 of the Lease.

4.	Matters contained in a Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July 23, 2008 and recorded at Book 51481, Page 562, and as affected by First Amendment to Declaration of Covenants and Cross Access and Easement Agreement, dated November 19, 2008 and recorded at Book 51908, Page 397, as affected by Second Amendment of Declaration of Covenants and Cross Access Easement Agreement, dated September 3, 2009, recorded at Book 57096 Page 215, and as affected by Third Amendment to Declaration of Covenants and Cross Access and Easement Agreement, dated September 24, 2012 and recorded at Book 60146, Page 460.

5.	Easement for Electric Service to Nstar Electric Company, dated July 14, 2009, recorded at Book 53386 Page 535.

EXHIBIT G

ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is executed and effective as of this 25th day of November, 2013 by and between PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Assignor”), and NETWORK DRIVE OWNER LLC, having its principal place of business at c/o Nordblom Company, Inc., 15 Third Avenue, Burlington, Massachusetts 01803 (“Assignee”).

Background

Assignor has on this day conveyed to the Assignee certain property located in Burlington, Middlesex County, Massachusetts, more particularly described in Exhibit A hereto (the “Property”) and, in connection with the conveyance of the Property, Assignor and Assignee intend that Assignor’s right, title, interests, powers, and privileges in and under all matters stated herein related to the Property be assigned and transferred to Assignee.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the date hereof:

1. Environmental Indemnity. Assignor hereby transfers to Assignee any and all right, title and interest of Assignor in that certain Environmental Indemnity Agreement between Lockheed Martin Corporation and Sun Microsystems, Inc. dated August, 1997 (“Environmental Indemnity”), as assigned by Sun Microsystems, Inc. to NetView Investments LLC pursuant to an Assignment and Assumption Agreement dated on or about June, 2007 and thereafter assigned by NetView Investments LLC to NetView 7, 8 and 10 LLC pursuant to an Assignment and Assumption Agreement dated on or about June 27, 2007 and thereafter partially assigned to Assignor (as successor by merger to Palomar Medical Technologies, Inc.) pursuant to an Assignment and Assumption Agreement dated on or about November 19, 2008. A full and complete copy of the Environmental Indemnity is attached hereto as Exhibit B. By executing this Assignment, Assignee hereby assumes the obligations of Assignor under the Environmental Indemnity but only with respect to events or matters first arising from and after the date hereof, but not prior thereto, in connection with the Property and not with respect to any real property covered by the Environmental Indemnity which is not part of the Property.

2. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

3. Governing Law. This Assignment shall be construed under and enforced in accordance with the laws of The Commonwealth of Massachusetts.

4. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, we have put our hands and seals on the date first written above.

ASSIGNOR:

PALOMAR MEDICAL TECHNOLOGIES, LLC, a Delaware limited liability company

By:	/s/ Timothy W. Baker
Timothy W. Baker, Manager

ASSIGNEE:

NETWORK DRIVE OWNER LLC

By:	NWD NC LLC, its managing member

	By:	Nordblom Development Company, Inc., its manager

		By:	/s/ Ogden Nordblom
Name: Ogden Nordblom
Title: E.V.P.

EXHIBIT A

Legal Description of Property

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being Proposed Lot 4A as shown on that certain plan of land entitled, “Plan of Land in Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: July 3, 2008, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 976 of 2008.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded with said Deeds in Book 28562, Page 151.

Together with the rights and easements contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July 23, 2008 and recorded with said Deeds in Book 51481, Page 562, as amended by First Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated November 19, 2008 and recorded with said Deeds in Book 51908, Page 397, Second Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated June 30, 2011 and recorded at Book 57096, Page 215 and Third Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated September 24, 2012 and recorded at Book 60146, Page 460.

EXHIBIT B

Copy of Environmental Indemnity Agreement

SCHEDULE 1.1(C)

LIST OF SERVICE CONTRACTS

Agreement between Seller and Stanley Elevator Company, Inc. dated December 3, 2012.

Agreement between Seller and Dolphin WaterCare dated March 27, 2013.

SCHEDULE 11.1(C)

LIST OF RETAINED CONTRACTS

Agreements between Seller and the following vendors:

IKON

Electrical Dynamics (EDI)

Control Technologies

Northside Carting, Inc.

Hess Corporation

Waltham Pest Control

Power Up Generator

Energy Machinery

Cogswell Sprinkler Company

Automated Food Service

Respond

New England Foliage

Universal Shredding

Boston Bean